Exhibit 21.1

List of Subsidiaries of Natural Resource Partners L.P.

NRP (Operating) LLC

WPP LLC

ACIN LLC

WBRD LLC

Hod LLC

Shepard Boone Coal Company LLC

Gatling Mineral, LLC

Independence Land Company, LLC

Williamson Transport, LLC

Little River Transport, LLC

Rivervista Mining, LLC

Deepwater Transportation, LLC

NRP Trona LLC

BRP LLC (51% interest)

CoVal Leasing Company, LLC (51% interest)